Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Gold & Special Minerals Fund:

We consent to the use of our report dated August 12, 2015, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Gold & Special Minerals Fund as of June 30, 2015, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and the “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
August 24, 2015